Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports Third Quarter 2013 Financial Results

– Total revenue of $90.1 million, up 23.3% year-over-year

– Adjusted EBITDA of $29.0 million, up 19.8% year-over-year

– TTM Free cash flow generation of $91.5 million, up 16.9% year-over-year

Austin, Texas – November 6, 2013 – HomeAway, Inc. (NASDAQ: AWAY), the world’s leading online marketplace for the vacation rental industry, today reported its financial results for the third quarter ended September 30, 2013.

Management Commentary

“The second half of 2013 is proving to be a very exciting time for HomeAway. In particular, the third quarter marked several advancements in pursuit of accelerating growth in listings and improving competitive positioning,” says Brian Sharples, chief executive officer of HomeAway. “At the core of our business, HomeAway aims to be the most efficient online marketing channel for vacation rental owners and managers. With this in mind, we were thrilled to introduce our new pay-per-booking product during the quarter, providing HomeAway the opportunity to appeal to an even wider contingent of property owners and managers seeking to rent vacation properties on a short-term basis, test the marketplace or better manage their cash flows. We are very pleased with the initial response of pay-per-booking, which we expect to meaningfully contribute to revenue growth over the next several years.”

Third Quarter 2013 Financial Highlights

•	Total revenue increased 23.3% to $90.1 million from $73.1 million in the third quarter of 2012. On an FX neutral basis, year-over-year revenue growth was 22.0%. Growth in total revenue primarily reflected an increase in average revenue per listing as a result of tiered pricing and bundled product offerings, an increase in new listings and the benefit of ancillary product and service revenue.

•	Listing revenue increased 23.0% to $75.5 million from $61.4 million in the third quarter of 2012. On an FX neutral basis, year-over-year listing revenue growth was 21.5%.

•	Other revenue, which is comprised of ancillary revenue from owners and travelers, advertising, software and other items, increased 24.8% to $14.7 million from $11.7 million in the third quarter of 2012. Growth in other revenue primarily reflected the introduction and enhanced distribution of value-added owner, manager and traveler products.

•	Adjusted EBITDA increased 19.8% to $29.0 million from $24.2 million in the third quarter of 2012. As a percentage of revenue, adjusted EBITDA was 32.2%.

•	Free cash flow decreased 0.7% to $17.0 million from $17.2 million in the third quarter of 2012.

•	Net income attributable to HomeAway was $8.5 million, or $0.10 per diluted share, compared to net income attributable to HomeAway of $5.2 million, or $0.06 per diluted share, in the third quarter of 2012.

•	Non-GAAP net income was $16.7 million, or $0.19 per diluted share, compared to non-GAAP net income of $12.1 million, or $0.14 per diluted share, in the third quarter of 2012.

•	Cash, cash equivalents and short-term investments as of September 30, 2013 were $352.4 million, or approximately $4.00 per diluted share.

Key Business Metrics

•	Paid listings at the end of the third quarter were 773,352, a year-over-year increase of 7.4% from 720,031 at the end of the third quarter of 2012.

•	Average revenue per listing during the third quarter was $390, a 15.7% increase from $337 during the third quarter of 2012. Excluding the impact of FX and pay-per-lead listings, average revenue per subscription listing increased 15.3% year-over-year.

•	Renewal rate was 71.7% at the end of the third quarter, compared to 74.5% at the end of the third quarter of 2012 and 72.4% at the end of the second quarter of 2013.

•	Visits were 198 million during the third quarter, a year-over-year increase of 27%. During the fourth quarter of 2012, HomeAway began using a different tool for the measurement of visits for certain of its websites. On a comparable basis, HomeAway estimates that visits would have increased by 19% year-over-year.

Note: The recent ability of customers to consolidate listings and to purchase network product bundles impacts comparability of HomeAway’s previously reported metrics for the third quarter of 2013, and for future periods. Absent this change, HomeAway estimates for the third quarter of 2013:

•	Year-over-year paid listings growth would have been approximately 12.7%;

•	Average revenue per listing would have been $372 and when excluding the impact of the same adjustments for consolidated listings and new bundled offerings, in addition to FX and pay-per-lead listings, average revenue per subscription listing would have been up 9.6% year-over-year; and

•	Renewal rate would have been 74.2%, compared to 74.5% at the end of the third quarter of 2012 and 74.5% at the end of the second quarter of 2013.

Business Outlook

HomeAway management currently expects to achieve the following results for fourth quarter and full year ending December 31, 2013:

Fourth Quarter 2013

•	Total revenue is expected to be in the range of $85.5 to $86.5 million.

•	Adjusted EBITDA is expected to be in the range of $22.6 to $23.1 million.

Full Year 2013

•	Total revenue is expected to be in the range of $341.7 to $342.7 million.

•	Adjusted EBITDA is expected to be in the range of $98.3 to $98.8 million.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics.”

Conference Call & Webcast Information

HomeAway will host a conference call to review and discuss its third quarter 2013 results today at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To participate in the conference call, investors should join ten minutes prior to the scheduled start time. Callers in the United States and Canada should join by dialing (877) 407-0784, passcode 10000674. Callers outside the United States and Canada should join by dialing (201) 689-8560, passcode 10000674. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s website at http://investors.homeaway.com and will be archived online for 60 days upon completion of the conference call.

A brief presentation, to accompany today’s discussion, will be accessible through the webcast.

For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on November 6, 2013 until 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on November 20, 2013 by dialing (877) 870-5176, passcode 10000674, in the United States and Canada or (858) 384-5517 outside the United States and Canada, passcode 10000674.

About HomeAway

HomeAway, Inc. based in Austin, Texas, the world’s leading online marketplace for the vacation rental industry, with sites representing over 773,000 paid listings of vacation rental homes in 171 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; HomeAway.com.au in Australia; and Bookabach.co.nz in New Zealand. Asia Pacific short-term rental site, travelmob.com, is also owned by HomeAway.

HomeAway also operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, growth and business outlook; future opportunity; and the effect of its pay-per-booking model on revenue.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) the impact of pay-per-booking or other changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to execute its product and services development roadmap, including e-commerce initiatives, (g) the impact of general economic conditions, (h) fluctuations in foreign exchange rates, (i) HomeAway’s inability to introduce successful new products and services; (j) the inability to integrate and grow recent acquisitions, and (k) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-Q, filed on July 31, 2013. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow and non-GAAP net income. Adjusted EBITDA, free cash flow and non-GAAP net income are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) attributable to HomeAway, Inc. plus depreciation, amortization of intangible assets, interest expense, net, income tax expense (benefit), stock-based compensation expense, net income (loss) attributable to noncontrolling interests, all net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit (shortfall) from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines non-GAAP net income as its net income (loss) attributable to HomeAway, Inc. plus the after-tax effect of stock-based compensation expense, amortization of intangible assets and the impact on noncontrolling interests of these items, utilizing an effective tax rate of 35%. The income tax effect of adjustments to non-GAAP net income assists investors in understanding the tax provision related to those adjustments and the effective tax rate of 35% related to ongoing operations.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow and non-GAAP net income are useful to investors in evaluating its operating performance for the following reasons:

•	HomeAway management uses Adjusted EBITDA, free cash flow and non-GAAP net income in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•	Adjusted EBITDA, free cash flow and non-GAAP net income provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•	Securities analysts use Adjusted EBITDA, free cash flow and non-GAAP net income as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow and non-GAAP net income; and

•	Adjusted EBITDA and non-GAAP net income excludes non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow and non-GAAP net income should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow or non-GAAP net income may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow and non-GAAP net income have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and non-GAAP net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

A paid listing is defined by HomeAway as a fee to list a property advertisement on one or more websites in its marketplace. A paid listing allows a property owner or manager to include a description of the property, along with location, pricing, availability, a specified number of photos and contact information. Most listings are sold on a subscription basis, and some listing packages may include listings on more than one of HomeAway’s websites. When purchased at the same time in one bundle, HomeAway counts this as one paid listing. Listings are also sold on a pay-for-performance basis to property managers.

Average revenue per listing is computed by HomeAway as listing revenue for the period divided by the average of paid listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; changes in brand and listing type mix; and the impact of foreign exchange rates on HomeAway’s listing revenue outside of the United States.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. Unique property subscription listings that are removed from property managers’ accounts and subsequently replaced with new subscription listings within the same property manager’s account listings are not considered as renewals in our renewal rate calculation. HomeAway includes most brands in its calculation of renewal rate. Subscriptions to BedandBreakfast.com and Toprural.es remain excluded until HomeAway can further develop its database system.

Visits to websites are measured by HomeAway through the use of a variety of tools, including solutions from third parties such as Omniture and Google Analytics.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Listing	$75,498	$61,392	$215,593	$175,601
Other	14,650	11,736	40,627	33,246

Total revenue	90,148	73,128	256,220	208,847
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	13,322	11,278	40,448	33,105
Product development	15,193	11,034	42,033	31,060
Sales and marketing	28,561	22,492	83,795	71,300
General and administrative	17,525	14,547	51,643	42,036
Amortization expense	2,730	3,298	8,905	9,028

Total costs and expenses	77,331	62,649	226,824	186,529

Operating income	12,817	10,479	29,396	22,318
Other income (expense):
Interest income	306	275	848	684
Other income (expense):	(458)	109	(1,983)	(2,201)

Total other income (expense)	(152)	384	(1,135)	(1,517)

Income before income taxes	12,665	10,863	28,261	20,801
Income tax expense	(4,312)	(5,708)	(9,143)	(10,389)

Net income	8,353	5,155	19,118	10,412
Net loss attributable to noncontrolling interests	(125)	—	(125)	—

Net income attributable to HomeAway, Inc.	$8,478	$5,155	$19,243	$10,412

Net income per share attributable to HomeAway, Inc.:
Basic	$0.10	$0.06	$0.23	$0.13
Diluted	$0.10	$0.06	$0.22	$0.12

Weighted average number of shares outstanding:
Basic	85,452	82,686	84,805	82,107
Diluted	88,215	85,043	87,738	84,811

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$192,395	$189,478
Short-term investments	160,044	80,330
Accounts receivable, net of allowance for doubtful accounts of $847 and $633 as of September 30, 2013 and December 31, 2012, respectively	17,373	16,343
Income tax receivable	2,315	775
Prepaid expenses and other current assets	9,359	7,312
Restricted cash	183	284
Deferred tax assets	5,455	5,425

Total current assets	387,124	299,947
Property and equipment, net	37,294	32,901
Goodwill	330,340	312,412
Intangible assets, net	56,691	59,727
Restricted cash	576	230
Deferred tax assets	578	1,807
Other non-current assets	18,632	15,651

Total assets	$831,235	$722,675

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,949	$6,613
Income tax payable	114	11,137
Accrued expenses	38,763	33,856
Deferred revenue	149,052	126,351

Total current liabilities	192,878	177,957
Deferred revenue, less current portion	2,636	2,879
Deferred tax liabilities	16,258	17,615
Other non-current liabilities	8,654	7,191

Total liabilities	220,426	205,642

Redeemable noncontrolling interests	8,757	—
Commitments and contingencies
Stockholders’ equity
Common stock	9	8
Additional paid-in capital	684,103	618,700
Accumulated other comprehensive loss	(5,078)	(5,450)
Accumulated deficit	(76,982)	(96,225)

Total stockholders’ equity	602,052	517,033

Total liabilities and stockholders’ equity	$831,235	$722,675

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months
	Ended September 30,
	2013	2012
Cash flows from operating activities
Net income	$19,118	$10,412
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,835	8,037
Amortization of intangible assets	8,905	9,028
Amortization of premiums on securities and other	3,102	1,827
Stock-based compensation	27,589	19,556
Excess tax benefit from stock-based compensation	(6,237)	(7,344)
Deferred income taxes	(833)	(3,726)
Net realized/unrealized foreign exchange (gain) loss	665	(43)
Realized loss on foreign currency forwards	861	1,910
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(577)	235
Income tax receivable	(1,399)	75
Prepaid expenses and other assets	(1,557)	(6,369)
Accounts payable	(1,740)	1,766
Accrued expenses	2,982	2,584
Income tax payable	(4,708)	7,747
Deferred revenue	21,023	21,939
Other non-current liabilities	967	3,017

Net cash provided by operating activities	77,996	70,651

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(11,620)	(16,207)
Change in restricted cash	(248)	757
Purchases of intangibles and other assets	(576)	(243)
Purchases of non-marketable equity investment	(3,667)	(6,446)
Purchases of short-term investments	(120,103)	(47,392)
Proceeds from maturities and redemptions of marketable securities	37,100	28,418
Net settlement of foreign currency forwards	(861)	(1,910)
Purchases of property and equipment	(14,661)	(14,641)

Net cash used in investing activities	(114,636)	(57,664)

Cash flows from financing activities
Proceeds from exercises of options to purchase common stock	31,578	21,984
Excess tax benefit from stock-based compensation	6,237	7,344

Net cash provided by financing activities	37,815	29,328

Effect of exchange rate changes on cash	1,742	414

Net increase in cash and cash equivalents	2,917	42,729
Cash and cash equivalents at beginning of period	189,478	118,208

Cash and cash equivalents at end of period	$192,395	$160,937

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Net income attributable to HomeAway, Inc.	$8,478	$5,155	$19,243	$10,412
Add:
Depreciation and amortization	6,208	6,246	18,740	17,065
Stock-based compensation	9,997	7,410	27,589	19,556
Interest income	(306)	(275)	(848)	(684)
Foreign exchange (income) expense	482	(7)	1,950	2,285
Income tax expense	4,312	5,708	9,143	10,389
Net loss attributable to noncontrolling interests	(125)	—	(125)	—

Adjusted EBITDA	$29,046	$24,237	$75,692	$59,023

	Three Months		Nine Months
	Ended September 30,		Ended June 30,
	2013	2012	2013	2012
Cash provided by operating activities	$18,704	$15,712	$77,996	$70,651
Excess tax benefit from stock-based compensation	1,992	4,814	6,237	7,344
Capital expenditures	(3,655)	(3,369)	(14,661)	(14,641)

Free cash flow	$17,041	$17,157	$69,572	$63,354

	Three Months		Nine Months
	Ended September 30,		Ended June 30,
	2013	2012	2013	2012
Net income attributable to HomeAway, Inc.	$8,478	$5,155	$19,243	$10,412
Add:
Stock-based compensation	9,997	7,410	27,589	19,556
Amortization expense	2,730	3,298	8,905	9,028
Related tax effect	(4,454)	(3,747)	(12,772)	(10,004)
Impact on noncontrolling interests of non-GAAP adjustments	(11)	—	(11)	—

Non-GAAP net income	$16,740	$12,116	$42,954	$28,992

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Stock-based compensation:
Cost of revenue	$720	$831	$2,392	$1,742
Product development	2,515	1,538	6,743	3,973
Sales and marketing	2,349	1,654	6,235	4,963
General and administrative	4,413	3,387	12,219	8,878

Total	$9,997	$7,410	$27,589	$19,556

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Depreciation:
Cost of revenue	$1,096	$979	$3,207	$2,685
Product development	799	654	2,242	1,774
Sales and marketing	1,111	919	3,088	2,510
General and administrative	472	396	1,298	1,068

Total	$3,478	$2,948	$9,835	$8,037

Investor Contact:

HomeAway Investor Relations

(512) 505-1700

investors@homeaway.com

or Addo Communications at (310) 829-5400

Media Contact:

Victor Wang Public Relations Manager, HomeAway, Inc.

(512)505-1504

vwang@homeaway.com

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